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                                                                   EXHIBIT 10.32


                                     FORM OF
                              EMPLOYMENT AGREEMENT


         This Employment Agreement is entered into as of the _____day of ___________, 1998, by and between [Name of Executive] ("Executive") and Coventry Health Care, Inc. ("Employer"), a Delaware corporation with its principal place of business at 6705 Rockledge Drive, Bethesda, Maryland 20817.

                              W I T N E S S E T H:

         WHEREAS, Executive desires to enter into an employment relationship with Employer and Employer desires to employ Executive; and

         WHEREAS, Executive and Employer desire to set forth in a written agreement the terms and conditions of such employment.

         NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. On the Date of Employment (as defined in Section 3 below), Executive shall be engaged by Employer as a [Office]. Executive hereby agrees to such employment on and after the Date of Employment under the terms and conditions hereinafter set forth.

         2. DUTIES. As [Office], Executive shall report to the _______________ of Employer. Executive's powers and duties shall be those normally associated with such position or as may be delegated or assigned to Executive by Employer's Chief Operating Officer or the President and Chief Executive Officer or by the Board of Directors of Employer. During the term of this Agreement, Executive shall also serve without additional compensation in such other offices of the Employer or its subsidiaries or affiliates to which he may be elected or appointed by the Board of Directors of Employer or its subsidiaries or affiliates, respectively.

         3. DATE OF EMPLOYMENT. Executive's employment shall commence on the date of closing of the Merger and the Capital Contribution as those terms are defined in that certain Capital Contribution and Merger Agreement, as amended, effective as of November 3, 1997, by and among Employer, Coventry Corporation, Coventry Health Care, Inc., (a Maryland corporation), Principal Health, Principal Holding Company and Principal Mutual Life Insurance Company, (the "Date of Employment").



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         4. INITIAL TERM. Subject to the terms and conditions set forth herein,
Executive shall be employed hereunder for an initial term of one year beginning on the Date of Employment. If at the end of the initial term a new employment contract is not executed, the term of this Agreement shall continue on a year-to-year basis in the absence of notice by either party.

         5. BASE COMPENSATION. For all duties rendered and all hours worked by Executive, Employer shall pay Executive a base salary ("Base Salary") of [Compensation], annually, to be reviewed on an annual basis based upon the performance of Executive. The Base Salary shall be paid to Executive in accordance with Employer's normal payroll policies.

         6. ADDITIONAL COMPENSATION. During the period of this Agreement and as a result of employment under this Agreement, Executive shall receive or be eligible for the following additional compensation:

         EMPLOYER STOCK OPTIONS: Employer shall assume that certain Non-Qualified Stock Option Agreement (the "Stock Option Agreement") between Executive and Principal Health Care, Inc., an Iowa corporation ("Principal Health"), as of the Closing of the Merger and the Capital Contribution as those terms are defined in that certain Capital Contribution and Merger Agreement, as amended, effective as of November 3, 1997, by and among Employer, Coventry Corporation, Coventry Health Care, Inc., (a Maryland corporation), Principal Health, Principal Holding Company and Principal Mutual Life Insurance Company, which grants to Executive a nonqualified stock option to purchase ___________ shares of Common Stock of Principal Health Care, Inc., at an exercise price of $14.50 per share, vesting at a rate of one-fourth of the shares per year over a four-year vesting period commencing March 31, 1999, or in the event of a change in control (as defined in Principal Health's 1997 Non-Qualified Stock Option
Plan). The Stock Option Agreement and Principal Health's 1997 Non-Qualified Stock Option Plan are incorporated herein by reference.

         OTHER BONUS COMPENSATION: Executive shall be eligible for an annual bonus ("Bonus") potential of up to [50% to 70%]% of Base Compensation, which shall be determined as follows: (i) up to 50% of the Bonus shall be based upon achievement of budget and other operational performance factors, and (ii) all or any part of the remaining 50% of the Bonus shall be granted in the sole discretion of the Compensation and Benefits Committee (the "Committee") of the Board of Directors of Employer. Executive's bonus and performance factors shall be determined on an annual basis by the Committee. The Bonus may be paid in cash, stock or such other compensation and in such proportion as may be determined from time to time by the Committee.

         DISCRETIONARY CAR ALLOWANCE: Executive shall be entitled to a discretionary car allowance of $600.00 per month.

         OTHER BENEFITS: Executive will be eligible for participation in any employee benefit programs available to officers of Employer from time to time as provided in Section 15 below.






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         7. EXPENSES AND RELOCATION. Executive shall be reimbursed for ordinary and necessary business expenses incurred by Executive on behalf of Employer and its subsidiaries or affiliates upon presentation of vouchers in accordance with the usual and customary procedure of Employer in relation to such expense items, except that Employer may elect, at its option, to pay such expense items directly rather than reimburse Executive therefor.

Executive shall also be reimbursed for expenses associated with Executive's relocation to Employer's designated location. The extent and amount of such expense shall be consistent with Employer's current relocation policy.

         8. EXTENT OF SERVICE. Executive shall devote substantially all of her working time, attention and energies to the business of the Employer and shall not, during the term of this Agreement, take, directly or indirectly, an active role in any other business activity without the prior written consent of the Employer; but except as provided in Section 13(b), this Section shall not prevent Executive from serving as a director of other entities not affiliated with Employer, from making real estate or other investments of a passive nature or from participating in the activities of a nonprofit charitable organization where such participation does not require a substantial amount of time and does not adversely affect Executive's ability to perform her duties under this Agreement.

         9. TERMINATION OF EMPLOYMENT. Employer may terminate Executive's employment hereunder with or without cause or for Good Cause (as defined in Section 24 below), in the sole discretion of Employer, at any time during the term of this Agreement. If the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause (as defined in Section 24 below):

         (a) Employer shall during the Severance Period (as defined in Section 24 below), continue to pay Executive an amount equal to:

                  (i) Executive's Base Salary at the time of termination of employment; and

                  (ii) That portion of Executive's Bonus based on achievement of budget and other operational performance factors, if the criteria are met.

                           Such amount will be paid during the Severance Period
                  in monthly or other installments, similar to those being received by Executive at the date of termination of employment, and will commence as soon as practicable following the date of termination of employment.

         (b) During the Severance Period Executive and her spouse and family will continue to be covered by all Welfare Plans (as defined in Section 24 below), maintained by Employer in which she or her spouse or family were participating





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                  immediately prior to the date of her termination as if she continued to be an employee of Employer; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Employer will provide substantially identical benefits to the extent possible. If, however, Executive obtains employment with another employer during the Severance Period, such coverage shall be provided until the earlier of: (i) the end of the Severance Period or
                  (ii) the date on which the Executive and her spouse and family can be covered under the plans of a new employer without being excluded from full coverage because of any actual pre-existing condition. Executive's eligibility for and the Employer match to the 401(k) Plan, Supplemental Executive Retirement Plan and/or any other retirement savings program in which the Employee participates shall end at the date of termination of employment.

         (c) Executive shall not be entitled to payments during the Severance Period attributable to compensation for vacation periods she would have earned had her employment continued during the Severance Period or to unused vacation periods accrued as of the date of termination of employment.

         (d) During the Severance Period Executive shall not be entitled to reimbursement for fringe benefits such as car allowance, dues and expenses related to club memberships, and expenses for professional services.

         Compensation under Section 9(a) and (b) hereof is contingent upon Executive's compliance with Section 13 hereof.

         10. TERMINATION BY EXECUTIVE. Executive may terminate her employment hereunder at any time upon sixty (60) days prior written notice. Upon such termination by Executive, the Employer shall pay the Executive only her Base Salary due through the date on which her employment is terminated at the rate in effect at the time of notice of termination. The Employer shall then have no further obligation to Executive under this Agreement, except for the payout of benefits already accrued under any Employee Benefit Plans or other employee benefits.

         11. SETOFF.

         (a) With respect to Section 9, payments or benefits payable to or with respect to Executive or her spouse pursuant to this Agreement shall be reduced by the amount of any claim of Employer against Executive or her spouse or any debt or obligation of Executive or her spouse owing to Employer.

         (b) With respect to Section 9, payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive may earn or receive from employment with another employer or other professional services, except as expressly provided in Section 9(b). Employee






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                  shall notify Employer immediately in writing of the date upon which such services or other work commenced and shall provide Employer with such documentation as Employer shall require to determine the amount of any such setoff. Employee's failure to provide such written notice and documentation as required herein shall immediately release Employer from its obligations under this Agreement and Employer shall have the right to recover all amounts paid hereunder.

         12. DEATH. If Executive dies during the Severance Period:

         (a) All amounts payable hereunder to Executive shall, during the remainder of the Severance Period, be paid to her surviving spouse. On the death of the survivor of Executive and her spouse, no further benefits will be paid under the Agreement.

         (b) The spouse and family of Executive shall, during the remainder of the Severance Period, be covered under all Welfare Plans made available by Employer to Executive or her spouse immediately prior to the date of her death to the extent possible.

         Any benefits payable under this Section 12 are in addition to any other benefit due to Executive or her spouse or beneficiaries from Employer, including, but not limited to, payments under any Incentive Plans.

         13. RESTRICTIVE COVENANTS.

         (a) Confidential Information. Executive agrees not to disclose, either during the time she is employed by the Employer or following termination of her employment hereunder, to any person (other than a person to whom disclosure is necessary in connection with the performance of her duties as an employee of Employer or to any person specifically authorized by the Board of Directors of Employer) any material confidential information concerning the Employer or any of its Affiliates, including, but not limited to, strategic plans, customer lists, contract terms, financial costs, pricing terms, sales data or business opportunities whether for existing, new or developing businesses.

         (b) Non-Competition. During the term of employment provided hereunder and during the Severance Period, Executive will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by the Employer or any Affiliate of Employer in any state in which the Employer or







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                  any Affiliate of Employer is conducting business on the date of termination or expiration of this Agreement, provided that ownership of 5% or less of the voting stock of any public corporation shall not constitute a violation hereof. In the event Executive enters into any of the foregoing arrangements in competition with Employer or any Affiliate of Employer, Executive shall forfeit all rights to further payments and other benefits under Section 9, above, on and after the date Executive enters into competition with Employer. Such forfeiture shall be Employer's sole remedy against Executive for violation of this Section 13(b).

         (c) Non-Solicitation. During the term of employment provided for hereunder and during the Severance Period, Executive will not
                  (i) directly or indirectly solicit business which could reasonably be expected to conflict with the interest of Employer or any Affiliate of Employer from any entity, organization or person which has contracted with the Employer or any Affiliate of Employer, which has been doing business with the Employer or any Affiliate of Employer, from which the Employer or any Affiliate of Employer was soliciting business at the time of the termination of employment or from which Executive knew or had reason to know that Employer or any Affiliate of Employer was going to solicit business at the time of termination of employment, or (ii) employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Employer or any Affiliate of Employer.

         (d) Consultation. Executive shall, at the Employer's written request, during the Severance Period cooperate with the Employer in concluding any matters in which Executive was involved during the term of her employment and will make herself available for consultation with the Employer on other matters otherwise of interest to the Employer. The Employer agrees that such requests shall be reasonable in number and will consider Executive's time required for other employment and/or employment search. In the event of voluntary termination by Executive, Employer agrees to pay Executive a reasonable fee for any such consultation services requested by Employer; provided, however, Executive agrees to cooperate with Employer, at no cost to Employer, in concluding any matters in which Executive was involved during the term of her employment.

         (e) Enforcement. Executive and the Employer acknowledge and agree that Subsections (a), (c) and (d) contained in this Section 13 may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Employer from other remedies which may be available to it.

         (f) Continuing Obligation. Notwithstanding any provision to the contrary or otherwise contained in this Agreement, the agreement and covenants contained in this Section 13 shall not terminate upon Executive's termination of her





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                  employment with the Employer or upon the termination of this
                  Agreement under any other provision of this Agreement.

         14. VACATION. During each year of this Agreement, Executive shall be entitled to vacation accrued in accordance with corporate policies currently in effect from time to time.

         15. HEALTH AND WELFARE BENEFITS; PROFIT-SHARING PLANS. In addition to the benefits specifically provided for herein, Executive and her family shall be entitled to participate in all health and welfare benefit plans maintained by the Employer for executive or managerial employees generally according to the terms of such plans. Executive shall be entitled to participate in any profit-sharing, retirement or similar plans established by Employer in which executive or managerial employees of Employer participate, including any such plan intended to comply with Section 401(k) of the Internal Revenue Code of 1986, as amended, and any such plan providing supplemental executive retirement benefits.

         16. EXECUTIVE ASSIGNMENT. No interest of Executive or her spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or her spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

         17. BENEFITS UNFUNDED. Except as required by law, all rights of Executive and her spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Executive nor her spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer, and Executive and her spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.

         18. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to her residence in the case of Executive, or to its principal office in the case of the Employer and the date of receipt shall be deemed the date which such notice has been provided.

         19. WAIVER OF BREACH. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

         20. ASSIGNMENT. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. The Executive acknowledges that the services to be rendered by her are unique and





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                  personal, and Executive may not assign any of her rights or delegate any of her duties or obligations under this Agreement.

         21. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and, with the exception of the terms and conditions set forth in Exhibit B to that certain Employment Agreement between Executive and Principal Health Care, Inc. dated as of October 1, 1997, supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         22. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

         23. HEADINGS. The sections, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         24. DEFINITIONS. For purposes of this Agreement:

         (a) "Affiliate" shall have the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended.

         (b)      "Good Cause" shall be deemed to exist if, and only if:

                  (i)      Executive is indicted or convicted of a felony;

                  (ii) Executive is involved in the commission of theft or embezzlement of Employer's property or similar acts involving moral turpitude; or

                  (iii) Executive willfully fails to substantially perform her material duties under this Agreement (excluding nonperformance resulting from Executive's disability), which willful failure is not cured within (30) days after written notice from the President of the Company specifying the act of willful nonperformance or within such longer period (but no longer than ninety (90) days in any event) as is reasonably required to cure such willful nonperformance.

                           Without limiting the generality of the foregoing, if
                  Executive acted in good faith and in a manner she reasonably believed to be in, and not opposed to, the best interest of Employer and had no reasonable cause to believe her conduct





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                  was unlawful in connection with any action taken by Executive in connection with her duties, it shall not constitute Good Cause.

         (c) "Severance Period" shall mean the period beginning on the date the Executive's employment with Employer terminates without Good Cause under circumstances described in Section 9 and ending on the date that follows eighteen months thereafter.

         (d) "Welfare Plans" shall mean any health and dental plan, disability plan, survivor income plan and life insurance plan or arrangement currently or hereafter made available by Employer in which Executive is eligible to participate.

         25. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original.

         26. SEVERABILITY. In the event that any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby. In the event that Section 13(b) is determined by a court of competent jurisdiction to be invalid due to overbreadth, such Section 13(b) shall be constructed as narrowly as necessary to be enforceable.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.



                                         ---------------------------------------
                                          [Executive]


                                         COVENTRY HEALTH CARE, INC.



                                 By:
                                         ---------------------------------------
                                         Allen F. Wise
                                         President and Chief Executive Officer



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